Exhibit 99.2

GOLDEN GATE PAPER COMPANY, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2013

WITH

INDEPENDENT AUDITOR’S REPORT

INDEPENDENT AUDITOR’S REPORT

To the Stockholder

Golden Gate Paper Company, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Golden Gate Paper Company, Inc., which comprise the balance sheet as of December 31, 2013, and the related statements of income, stockholder’s equity and cash flows for the year then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golden Gate Paper Company, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ HOGANTAYLOR LLP

July 29, 2014

GOLDEN GATE PAPER COMPANY, INC.

BALANCE SHEET

December 31, 2013

Assets
Current assets:
Cash	$1,779,215
Accounts receivable, net of allowance of $99,146	1,795,899
Accounts receivable - parent company	351,294
Other current assets	1,890
Deferred income taxes	176,175

Total current assets	4,104,473

Website design, net of accumulated amortization of $7,912	838

Total assets	$4,105,311

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$303,925
Accounts payable - parent company	3,520,275
Accrued liabilities	8,525

Total current liabilities	3,832,725

Stockholder’s equity:
Common stock, no par value; 1,000,000 shares authorized, 700,000 shares issued and outstanding	597,116
Accumulated deficit	(324,530)

Total stockholder’s equity	272,586

Total liabilities and stockholder’s equity	$4,105,311

See notes to financial statements.

GOLDEN GATE PAPER COMPANY, INC.

STATEMENT OF INCOME

Year ended December 31, 2013

Net sales	$29,710,082
Cost of sales	28,305,408

Gross profit	1,404,674

Selling, general and administrative expenses	940,984

Income before income taxes	463,690

Provision for income taxes:
Current	4,503
Deferred	183,665

188,168

Net income	$275,522

See notes to financial statements.

GOLDEN GATE PAPER COMPANY, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

Year ended December 31, 2013

				Total
				Stockholder’s
	Common Stock		Accumulated	Equity
	Shares	Amount	Deficit	(Deficit)

Balances, December 31, 2012	700,000	$597,116	$(600,052)	$(2,936)

Net income	—	—	275,522	275,522

Balances, December 31, 2013	700,000	$597,116	$(324,530)	$272,586

See notes to financial statements.

GOLDEN GATE PAPER COMPANY, INC.

STATEMENT OF CASH FLOWS

Year ended December 31, 2013

Cash Flows from Operating Activities
Net income	$275,522
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	99,146
Amortization expense	957
Deferred income tax provision	183,665
Changes in operating assets and liabilities:
Accounts receivable	(843,957)
Accounts receivable - parent company	100,530
Other current assets	(921)
Accounts payable	(99,911)
Accounts payable - parent company	1,209,756
Accrued liabilities	4,060

Net cash provided by operating activities	928,847

Cash, beginning of year	850,368

Cash, end of year	$1,779,215

Supplemental Disclosure
Income taxes paid	$3,600

See notes to financial statements.

GOLDEN GATE PAPER COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2013

Note 1 — Description of Business and Summary of Significant Accounting Policies

Organization and business

Golden Gate Paper Company, Inc. (the Company or Golden Gate), incorporated in California in 2009, functions as the United States (U.S.) distributor of paper products manufactured by Fabrica de Papel San Francisco, S.A. de C.V. (Fabrica or the Parent) at its facility in Mexicali, Baja California, Mexico.  Fapsa Tissue, USA, LLC, a wholly owned subsidiary of Fabrica, is the sole stockholder of the Company.

The Company’s paper products include “at home” bathroom tissue, napkins and paper towel products sold to U.S. retailers as well as “away from home” janitorial and food service paper products sold to U.S. distributers.  Its products are marketed as either private label or under various brand names.  The Company also re-sells recyclable waste paper acquired in the U.S. to Fabrica.

Accounts receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Receivables are written-off when deemed uncollectible.  Recoveries of receivables previously written-off are recorded when received.  The Company does not typically charge interest on trade receivables.

Revenue recognition

Revenues for products shipped to customers are recognized when title passes upon delivery.  All customer discounts, promotions and other pricing allowances totaling $1,080,920 for the year ended December 31, 2013, are included as offsets to net sales.

Shipping and handling costs

Costs incurred to ship waste paper to Fabrica’s manufacturing facility are included in cost of sales.  Fabrica incurs the costs to ship paper product sales to the Company’s customers.

Advertising costs

Adverting costs totaled $66,702 for the year ended December 31, 2013.  These costs are expensed as incurred and included in selling, general and administrative expenses.

Income taxes

The Company uses the liability method of accounting for income taxes.  Under this method, the Company records deferred income taxes based on temporary differences between the financial reporting and tax basis of assets and liabilities and uses enacted tax rates and laws that the Company expects will be in effect when it recovers those assets or settles those liabilities, as the case may be, to measure those taxes.  The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.  There was no valuation allowance recorded as of December 31, 2013.  Generally, the Company is subject to income tax examinations by the federal, state or local tax authorities for years 2010 through 2013.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from these estimates.

Subsequent events

Management has evaluated all subsequent events through July 29, 2014, the date the financial statements were available to be issued.

Note 2 — Net Sales

Net sales and cost of sales consisted of the following for the year ended December 31, 2013:

	Paper	Waste
	Products	Paper	Total

Net sales	$25,838,790	$3,871,292	$29,710,082
Cost of sales	24,908,523	3,396,885	28,305,408

Gross profit	$930,267	$474,407	$1,404,674

Note 3 — Major Customers, Suppliers and Concentration of Credit Risk

Two unaffiliated customers accounted for approximately 28% of net sales for the year ended December 31, 2013.  These two customers accounted for approximately 11% of accounts receivable as of December 31, 2013.

The Company purchases recyclable waste paper from a single U.S. vendor and re-sells the product to Fabrica.  The waste paper sales and purchases accounted for approximately 13% of net sales and 12% of cost of sales for the year ended December 31, 2013.

The Company maintains its cash in several accounts at financial institutions which are insured by the Federal Deposit Insurance Corporation (the FDIC).  At times, cash balances may be in excess of FDIC insurance limits.

Note 4 — Parent Company Transactions

Under a supply agreement, Fabrica manufactures tissue products for the Company and ships the finished products directly to the Company’s U.S. customers.  Purchases of tissue products from Fabrica totaled $24,908,523 for the year ended December 31, 2013, and are recorded in cost of sales.  In addition, as disclosed in Note 3, all the Company’s waste paper sales are to Fabrica.

Note 5 — Employee Benefit Plan

During 2013, the Company maintained a 401(k) retirement savings plan for employees.  The Company did not contribute to the plan during 2013.  The plan was terminated effective December 31, 2013.

Note 6 — Income Taxes

Deferred income taxes consist of the following as of December 31, 2013:

Federal and state net operating loss carryforwards	$133,126
Allowance for doubtful accounts	39,460
Other	3,589

$176,175

The Company had available at December 31, 2013, approximately $334,000 in net operating loss carryforwards that may be applied against future taxable income.  The net operating loss carryforwards expire beginning in 2019.

The effective tax rate of approximately 41% differs from the federal statutory rate of 34% primarily due to state income taxes.

Note 7 — Subsequent Event — Sale of Paper Products Business

As explained below, subsequent to December 31, 2013, Fabrica entered into a series of transactions which effectively transferred the rights to supply its U.S. market business to Orchids Paper Products Company.

Fabrica entered into a supply agreement with Elgin Finance & Investment Corp. (Elgin).  The agreement provided Elgin the exclusive right to supply Fabrica’s U.S. business.

On May 5, 2014, Fabrica entered into an asset purchase agreement with Orchids Paper Products Company and its wholly owned subsidiary (Orchids).  Pursuant to the terms of the agreement, in exchange for 411,650 shares of Orchid’s common stock valued at approximately $12 million, Fabrica sold to Orchids the following assets upon the transaction close on June 3, 2014:

•                  Fabrica’s U.S. customer list, open purchase orders at closing with those customers and certain customer contracts representing all of Golden Gate’s paper products customers.

•                  Exclusive rights to certain of Golden Gate’s trademarks in the U.S.

•                  Fabrica’s and its affiliates’ (including Golden Gate’s) covenant not to compete in the U.S.

•                  Certain manufacturing equipment owned by Fabrica consisting of a paper machine, two converting lines and all related components and ancillary items.

Concurrently with the closing of the asset purchase agreement, Orchids paid Elgin total consideration of $24.7 million, consisting of $16.7 million in cash and 274,433 shares of Orchids common stock valued at $8 million in exchange for the assignment to Orchids of Elgin’s supply agreement with Fabrica.  Upon assignment to Orchids, the supply agreement was cancelled.

As contemplated in the asset purchase agreement, upon closing of the transaction Orchids and Fabrica signed a new supply agreement whereby Fabrica will supply Orchids with up to 18,000 metric tons of paper products each year at average cost with an option for Orchids to purchase an additional 7,000 metric tons at a price that results in the converted product being shared equally between Fabrica and Orchids.  The agreement has an initial term of 20 years; thereafter, the agreement shall continue until terminated by either party upon 90-days written notice.  The agreement may be terminated earlier upon certain conditions, which may result in Fabrica being responsible for liquidating damages to Orchids ranging from $20 million to $100 million.

In addition, Orchids and Fabrica entered into an agreement to lease back to Fabrica the manufacturing assets sold in the asset purchase agreement.  The rental fee will be based upon the number of metric tons shipped by Fabrica to Orchids, subject to annual adjustment based on the calculation of the annual purchase price in the Orchids supply agreement.  The lease agreement term runs concurrently with the supply agreement.  Under the agreement, Orchids has a put option to sell the equipment back to Fabrica for $12 million upon the termination of the lease.

The following represents the book value of the manufacturing equipment sold as recorded by Fabrica in its December 31, 2013, financial statements:

	Gross	Accumulated	Net	Net
	Book Value	Depreciation	Book Value	Book Value
	(pesos)	(pesos)	(pesos)	(U.S. dollars)

Manufacturing equipment	$31,145,294	$(23,332,149)	$7,813,145	$597,495

The book value is presented on the basis of accounting as prescribed by the Mexican Financial Reporting Standards.  The book value includes restatements for the effects of inflation on purchases made through December 31, 2007, and certain expenditures for improvements to the equipment have been expensed which would have been capitalized under U.S. Generally Accepted Accounting Principles.  The net book value was converted to U.S. dollars using the exchange rate in effect at December 31, 2013, of 13.0765 pesos per U.S. dollar.